Exhibit 23-a

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-33481 and Form S-8 No. 333-167406) pertaining to the Nordson Hourly-Rated Employees’ Savings Trust Plan of our report dated June 25, 2020, with respect to the financial statements and supplemental schedules of the Nordson Hourly-Rated Employees’ Savings Trust Plan included in this Annual Report (Form 11-K) for the years ended December 31, 2019 and 2018.

/s/ Meaden & Moore, Ltd.
MEADEN & MOORE, LTD.

Cleveland, Ohio
June 25, 2020